Exhibit 99.1

PricewaterhouseCoopers LLP 254 Munoz Rivera Avenue BBVA Tower, 9th Floor Halo Rey, PR 00918 Telephone: (787) 754 9090 Facsimile: (787) 766 1094

Report of Independent Accountants

To the Board of Directors and Stockholders of
Oriental Financial Group Inc.

In our opinion, the consolidated statements of income, of changes in stockholders' equity, of comprehensive income, and of cash flows for the year ended June 30, 2001 (appearing on pages F3 through F35 of Oriental Financial Group Inc.'s 2003 Annual Report to Shareholders which has been incorporated by reference in this From 10-K) present fairly, in all material respects, the results of operations and cash flows of Oriental Financial Group Inc. and its subsidiaries (the "Group") for the year ended June 30, 2001, in conformity with accounting principals generally accepted in the United States of America.  These financial statements are the responsibility of the Groups' management; our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the account principals used to significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

August 17, 2001

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2004
Stamp 1910353 of the P.R. Society of
Certified Public Accountants has bee
affixed to the file copy of this report